Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

October 26, 2018

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:        Avinger, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-227689), as amended (the “Registration Statement”), filed by Avinger, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to approximately $23,000,000 in the aggregate of the Company’s common stock, par value $0.001 per share (the “Common Stock”) consisting of: (i) up to 4,054,053 shares of Common Stock, (ii) up to 10,361,053 shares of Common Stock issuable upon exercise of warrants (the “Warrants”) and (iii) up to 6,307,000 shares of Common Stock issuable upon conversion of 7,000 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) issuable pursuant to the Registration Statement.  We understand that all of the Common Stock, Warrants and Series C Preferred Stock are to be sold by the Company to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Common Stock, Warrants and Series C Preferred Stock by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Pursuant to the Series C Certificate of Designation (the “Series C Certificate of Designation”) establishing the powers, designations, preferences and rights of the Series C Preferred Stock, which will be filed in connection with the offering contemplated by the Registration Statement and the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the shares of the Series C Preferred Stock will be convertible into shares of Common Stock.  We have assumed that the sale of the Common Stock, Warrants and Series C Preferred Stock to the underwriter by the Company will be authorized, and at a price established, by the Board of Directors of the Company in accordance with the Delaware General Corporation Law.  We have also assumed that, at the time of exercise of the Warrants or conversion of the Series C Preferred Stock, a sufficient number of shares of Common Stock will be authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock in connection with such exercise or conversion is in an amount that is not less than the par value of the Common Stock.

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October 26, 2018

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Common Stock, Warrants and Series C Preferred Stock. We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.

When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

When the Series C Certificate of Designation has been properly filed with the Delaware Secretary of State, the Series C Preferred Stock will have been duly authorized and, upon issuance, delivery, and payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.

The shares of Common Stock that are (a) issuable pursuant to the Registration Statement, (b) issuable upon the valid exercise of the Warrants in accordance with their terms, including without limitation, payment of the consideration therefor as described therein and (c) issuable upon the valid conversion of the shares of Series C Preferred Stock in accordance with the Series C Certificate of Designation, in each case, when issued and delivered in accordance with the Company’s Certificate of Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, including, without limitation, the payment in full of all applicable consideration therefor, will be validly issued, fully paid and nonassessable.

Our opinions set forth above with respect to the enforceability of the Warrants are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

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October 26, 2018

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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